Exhibit 99.1

[DOLE LOGO]

Food Company, Inc.
P.O. Box 5132 • Westlake Village, CA 91359-5132 • 818-874-4000 • Fax 818-874-4893

NEWS RELEASE
Contact: C. Michael Carter
818-879-6810

DOLE FOOD COMPANY, INC. TO OFFER SENIOR NOTES

     WESTLAKE VILLAGE, California — March 4, 2003 — Dole Food Company, Inc. (NYSE: DOL) today announced its intent to offer $375 million of senior notes and the intent of its new proposed holding company, DHM Holding Company, Inc. (“DHM Holdings”), to offer $75 million of senior notes, in each case in transactions exempt from the registration requirements of the Securities Act of 1933. The Company and DHM Holdings intend to use the net proceeds of the offering in connection with the proposed acquisition by David H. Murdock of the approximately 76% of the Company’s common stock that he and his family do not already own.

     The senior notes to be offered by the Company and DHM Holdings have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy such senior notes and is issued pursuant to Rule 135c under the Securities Act of 1933.

     Dole Food Company, Inc., with 2002 revenues of $4.4 billion, is the world’s largest producer and marketer of high-quality fresh fruit, fresh vegetables and fresh-cut flowers, and markets a growing line of packaged goods.

     This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Forward looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; electrical power supply and pricing; changes in interest and currency exchange rates; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its SEC filings, including its Annual Report on Form 10-K.

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